Exhibit 99.2

BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT (this “Agreement”) is made as of this 19th day of October, 2023 by and between Vast Solar Pty Ltd, an Australian proprietary company limited by shares (“Vast” or “Issuer”) and Nabors Lux 2 S.a.r.l., a société à responsabilité limitée registered in Luxembourg (“Nabors”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Acquisition Agreement (as defined below).

WHEREAS, this Agreement is being entered into in connection with that certain business combination agreement (the “Acquisition Agreement”), dated as of February 14, 2023, as amended as of the date hereof, by and among Vast, Nabors Industries Ltd., Nabors Energy Transition Corp., a Delaware corporation (“SPAC”), Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and Neptune Merger Sub, Inc., a Delaware corporation, pursuant to which SPAC will consummate a business combination with Vast in a merger (the “Merger”) in accordance with the terms and conditions thereof;

WHEREAS, in connection with the transactions contemplated under the Acquisition Agreement (the “Business Combination”) and subject to the terms and conditions set forth in this Agreement, and to facilitate the closing of the Business Combination, Nabors has agreed to backstop an equity investment in Vast of $15,000,000 (the “Backstop Amount”), and to the extent such backstop is required, Nabors desires to subscribe for and purchase, and the Issuer desires to issue and sell to Nabors, Company Shares in consideration of the Subscription Amount (as defined below), all on the terms and conditions set forth herein; and

WHEREAS, Nabors’ agreement to provide the Backstop Amount is being provided as part of a broader arrangement described in that certain Master Agreement, dated as of the date hereof, by and between the parties hereto and certain other persons, pursuant to which, among other things, (a) the parties hereto have agreed to amend that certain Form of Shareholder and Registration Rights Agreement to be executed simultaneously with the consummation of the Business Combination (the “Amended Shareholder Agreement”), to provide Nabors with enhanced governance rights and other rights with respect to future capital raises by Vast, (b) the parties hereto have agreed to amend the Acquisition Agreement to waive certain conditions to Vast’s obligation to consummate the Business Combination, and (c) Vast has agreed to accelerate payment of 500,000 of First Earnout Shares, 500,000 of Second Earnout Shares, and 500,000 of Third Earnout Shares (each as defined in the Support Agreement) such that those 1,500,000 Company Shares are paid to Sponsor at the closing of the transactions contemplated by the Acquisition Agreement (the “Acquisition Closing”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND CLOSING

Section 1.01 Subscription from Issuer. Subject to the terms and conditions hereof, Nabors hereby irrevocably subscribes for and agrees to purchase, and the Issuer hereby agrees to issue and sell to Nabors at the Acquisition Closing, upon the payment of the Subscription Amount (as defined below), the number of Company Shares (the “Subscribed Shares”) equal to the quotient obtained by dividing the Subscription Amount by $10.20 per share. The “Subscription Amount” shall mean (a) $15,000,000 minus (b) (i) the amount of Additional Investment (as defined below) plus (ii) the balance of the cash remaining in the Trust Account after giving effect to the Redemption Rights of the SPAC’s public stockholders other than (x) Nabors, (y) AgCentral and (z) CT Investments Group Pty Limited (the “Restricted Parties”); provided, that, for the avoidance of doubt, the Subscription Amount shall not be greater than $15,000,000 and not less than $0. The term “Additional Investors” shall mean any person that provides capital to Vast in exchange for debt or equity securities issued by Vast or one of its Subsidiaries (each, an “Additional Investment”); provided, that, any capital provided by any of the Restricted Parties in exchange for debt or equity securities issued by Vast or one of its subsidiaries shall not constitute an Additional Investment nor shall any such investor constitute an Additional Investor.

Section 1.02 Subscription Closing. The closing of the Subscription contemplated hereby (the “Subscription Closing”, together with the Acquisition Closing, the “Closings” and “Closing” shall mean either of them) shall occur on the same day, and substantially concurrent with, consummation of the Acquisition Closing (the date of the Closings, “Closing Date”) subject to the terms and conditions set forth herein. Nabors shall deliver to the Issuer on the anticipated Closing Date the Subscription for the Subscribed Shares by wire transfer of U.S. dollars in immediately available funds. As soon as reasonably practicable following the Closing Date, but not later than one (1) business day after the Closing Date, the Issuer shall deliver to Nabors (a) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws or the Acquisition Agreement), in the name of Nabors (or its nominee in accordance with its delivery instructions) or to a custodian designated by Nabors, as applicable; and (b) a copy of the records of the Issuer’s transfer agent or other evidence showing Nabors as the owners of the Subscribed Shares on and as of the Closing Date.

1.03 Incremental Funding Fee. At the earlier to occur of (a) the Acquisition Closing and (b) the termination of the Acquisition Agreement, Vast will issue to Nabors (or its designee) 350,000 Company Shares in accordance with the procedures described in Section 1.02.

1.04 Earnout Shares. At the Acquisition Closing, Vast will issue to Sponsor (or its designee) 1,500,000 Company Shares in accordance with the procedures described in Section 1.02. The Company Shares issued pursuant to this Section 1.04 represent the accelerated payment of 500,000 of First Earnout Shares, 500,000 of Second Earnout Shares, and 500,000 of Third Earnout Shares, which acceleration is documented in Amendment No. 1 to Support Agreement, dated as of the date hereof, by and between Sponsor, SPAC, Vast, Nabors and the other individuals party thereto (the “Support Agreement Amendment”). For the avoidance of doubt, after giving effect to the Support Agreement Amendment and the payment contemplated by this Section 1.04, there remain 800,000 First Earnout Shares, 800,000 Second Earnout Shares, and 800,000 Third Earnout Shares, all payable pursuant to the Support Agreement (as amended).

1.05 Capital Raises. Following the date hereof until the Acquisition Closing, Vast shall not (and shall cause its subsidiaries not to) raise any capital, directly or indirectly, whether by issuing, selling, granting or disposing of any of equity interests or debt securities or any instruments convertible into or exercisable for equity interests or debt securities, incurring, assuming, guaranteeing or otherwise becoming liable for any indebtedness, or otherwise (other than (i) the issuance of Equity Securities pursuant to the terms of awards existing as of the date of the Acquisition Agreement and listed on Schedule I hereto or (ii) the issuance any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any compensatory stock or option plan duly adopted for such purpose, for services rendered to the Company), without the prior written consent of Nabors, which consent shall not be unreasonably withheld. Capital raises following the Acquisition Closing shall be restricted pursuant to Sections 2.4 and 2.5 of the Amended Shareholder Agreement.

1.06 Conditions Precedent to Subscription.

(a)	Issuer’s obligations to sell and issue the Subscribed Shares at the Subscription Closing are subject to the fulfilment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(i)	Nabors Representations and Warranties. The representations and warranties made by Nabors in Article III shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date).

(ii)	Acquisition Closing. All conditions precedent to the Acquisition Closing as set forth in the Acquisition Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Acquisition Closing but subject to satisfaction or waiver thereof), and the Subscription Closing will be consummated on the same day, and substantially concurrent with, the Acquisition Closing.

(iii)	No Injunction. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(iv)	Performance. Nabors shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Nabors to consummate the Subscription Closing.

(b)	Nabors’ obligations to purchase the Subscribed Shares at the Subscription Closing are subject to the fulfilment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(i)	Issuer Representations and Warranties. The representations and warranties made by Issuer in Article II shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date).

(ii)	Acquisition Closing. All conditions precedent to the Acquisition Closing as set forth in the Acquisition Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Acquisition Closing but subject to satisfaction or waiver thereof), the Amended Shareholder Agreement shall have been entered into at the Acquisition Closing, and the Subscription Closing will be consummated on the same day, and substantially concurrent with, the Acquisition Closing.
(iii)	Subscription Agreement. All conditions precedent to Nabors’ obligation to consummate the transactions contemplated by the Equity Subscription Agreement to which it is a party shall have been satisfied or waived.

(iv)	No Injunction. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(v)	Performance. Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Subscription Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ISSUER

Issuer hereby represents and warrants to Nabors on the date hereof and as of the Subscription Closing that:

Section 2.01 Organization. Issuer is duly formed in the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

Section 2.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Issuer and assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Issuer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Issuer is a party which would prevent Issuer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Issuer is subject.

Section 2.03 Governmental Approvals. Assuming the accuracy of Nabors’ representations and warranties set forth in Article III, all consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Issuer required in connection with the consummation of the transactions contemplated in the Agreement have been or shall have been obtained prior to and be effective as of the Subscription Closing.

Section 2.04 No Brokers. No broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of Issuer that will be entitled to any fee or commission for which Issuer will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.05 No Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting the Issuer or any of the Issuer’s properties or rights that affects or would reasonably be expected to affect the Issuer’s ability to consummate the transactions contemplated by this Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against the Issuer or any of the Issuer’s properties or rights that affects or would reasonably be expected to affect the Issuer’s ability to consummate the transactions contemplated by this Agreement.

Section 2.06 Securities Law Compliance. In connection with the offer, sale and delivery of the Subscribed Shares in the manner contemplated by this Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Subscribed Shares by the Issuer to Nabors. The Subscribed Shares (i) were not offered to Nabors by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NABORS

Nabors hereby represents and warrants to Issuer on the date hereof and as of the Subscription Closing that:

Section 3.01 Organization. Nabors is duly incorporated, validly existing and in good standing in the jurisdiction of its incorporation. Nabors has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

Section 3.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Nabors and assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Nabors do not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Nabors is a party which would prevent Nabors from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Nabors is subject.

Section 3.03 Governmental Approvals. Assuming the accuracy of Issuer’s representations and warranties set forth in Article II, all consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Nabors required in connection with the consummation of the transactions contemplated in the Agreement have been or shall have been obtained prior to and be effective as of the Subscription Closing.

Section 3.04 Sophisticated Purchaser. Nabors is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Company Shares.

Section 3.05 No Brokers. No broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of Nabors that will be entitled to any fee or commission for which Nabors will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.06 Securities Law Compliance. Nabors has been advised that the offer and sale of the Subscribed Shares has not been registered under the Securities Act, or any other securities laws. Nabors understands that none of the Subscribed Shares purchased at the Closing can be resold unless they are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available. Nabors understands that the Subscribed Shares will be considered to be “restricted securities” under the Securities Act, and that, therefore, Nabors will not be eligible to use Rule 144 promulgated under the Securities Act for at least one year after “Form 10” information relating to the Business Combination has been filed with the SEC. Nabors is acquiring the Subscribed Shares for Nabors’ own accounts for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Nabors represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act, and that Nabors is not subject to the “Bad Actor” disqualification, as such term is defined in Rule 506 of Regulation D, promulgated under the Securities Act.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Termination. This Agreement shall terminate on the earlier of (i) the mutual written agreement of each parties hereto or (ii) the date the Acquisition Agreement is terminated pursuant to the terms and conditions thereof; provided, that nothing herein will relieve any party from liability for any willful and material breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Section 4.02 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

Section 4.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.

Section 4.04 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.05 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

Section 4.06 Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

Section 4.07 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby.

Section 4.08 Changes in Writing. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

Section 4.09 Further Assurances. If at any time any of the parties hereto shall consider or be advised that any further documents or actions are necessary or desirable to vest, perfect or confirm of record or otherwise the rights, title or interest in or to the Subscribed Shares or under or otherwise pursuant to this Agreement, the parties hereto shall execute and deliver such further documents or take such actions and provide all assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Subscribed Shares or under or otherwise pursuant to this Agreement.

Section 4.10. Impediment to issue securities. If the impact of the transactions contemplated by this Agreement and the Amended Shareholder Agreement (including, for the avoidance of doubt, application of the Nabors MFN described in Section 2.5 therein) is that there would be a regulatory impediment to the issue, transfer or subscription of any of the Subscribed Shares or any other voting securities of Vast that Nabors or any party connected with Nabors is entitled to be issued or transferred (whether on conversion of warrants or other convertible securities or otherwise), then Nabors or the relevant party will be issued the maximum number of securities in respect of which there would be no impediment and will pay the Subscription Amount or any other consideration payable for those securities, and the parties will on a timely basis take all necessary and appropriate steps to obtain regulatory and, where relevant, stockholder approvals to enable the balance of the securities (“Remaining Shares”) to be issued and the relevant Subscription Amount or any other consideration payable with respect to the Remaining Shares (“Remaining Subscription Amount”) shall be retained by Nabors until the date that the Remaining Shares are issued to Nabors. To that end, any Subscribed Shares or other voting securities of Vast the acquisition of which would exceed a permitted threshold under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FIRB Act”) are subscribed on condition that the Australian Treasurer has no objection to such subscription in circumstances where the Treasurer is empowered to make orders under the FIRB Act (“FIRB Approval”). In addition, to the extent that the acquisition or any such securities would exceed a permitted threshold under the Corporations Act 2001 (Cth) (“Corporations Act”) the parties will take all necessary and appropriate steps to obtain all relevant approvals to the maximum extent possible prior to the Acquisition Closing (including but not limited to stockholder approval under section 611(7) of the Corporations Act) and/or obtain relevant relief from the Australian Securities and Investments Commission (“Corporations Act Approval"), provided however, that Vast will not have any obligation to seek the Corporations Act Approval if Vast can provide evidence reasonably satisfactory to Nabors 5 Business Days prior to the Acquisition Closing Date that Corporations Act Approval is not required and undertakes to provide a certified register of members of Vast evidencing that Vast had less than 50 legal members on the date of issue of the Remaining Shares. If the issue and purchase of the Remaining Shares (i) will be subject to the Corporations Act Approval and FIRB Approval being obtained, each of Vast and Nabors must take all necessary and appropriate steps (respectively) to ensure that the Remaining Shares are issued and the Remaining Subscription Amount is paid to Vast within 10 Business Days after the last to be obtained of the (x) Corporations Act Approval and (y) FIRB Approval, or (ii) will not be subject to the Corporations Act Approval being obtained but will be subject to the FIRB Approval being obtained, Vast and Nabors must take all necessary and appropriate steps (respectively) to ensure that the Remaining Shares are issued and the Remaining Subscription Amount is paid to Vast within 10 Business Days of obtaining the FIRB Approval.

Section 4.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any applicable law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

NABORS LUX 2 S.A.R.L.

By:	/s/ Mark Douglas Andrews
Name:	Mark Douglas Andrews
Title:	Class A Manager

[Signature Page to Backstop Agreement]

VAST SOLAR PTY. LTD.

By:	/s/ Craig David Wood
Name:	Craig David Wood
Title:	Director

By:	/s/ Colin Raymond Sussman
Name:	Colin Raymond Sussman
Title:	Director/Secretary

[Signature Page to Backstop Agreement]

Schedule I

[Intentionally Omitted.]